Exhibit 3.1

CERTIFICATE OF CORRECTION OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED OF

SPERO THERAPEUTICS, INC.

Spero Therapeutics, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 103(f) of the Delaware General Corporation Law (“DGCL”), hereby certifies that:

FIRST:	The name of the Corporation is Spero Therapeutics, Inc.

SECOND:	That a Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), was filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on October 6, 2023 and that said Certificate requires correction as permitted by Section 103 of the DGCL.

THIRD:	The inaccuracy or defect of said Certificate to be corrected is as follows: the Certificate should not have been filed with the State Office due to the fact that such Certificate was not properly authorized by the stockholders of the Corporation.

FOURTH:	The Certificate is deemed null and void and shall be of no further force and effect.

In witness whereof, the undersigned has caused this Certificate of Correction to be signed by its duly authorized officer this 16th day of October 2023.

SPERO THERAPEUTICS, INC.

By:	/s/ Tamara Joseph
Tamara Joseph
Secretary